Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post Effective Amendment No. 1 to Form S-3 Registration Statement of our report dated February 28, 2008 relating to the financial statements, which appears in UCBH Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the incorporation by reference of our report dated February 28, 2008 relating to the financial statements which appears in UCBH Holdings, Inc.’s Current Report on Form 8-K dated March 16, 2009. We also consent to the reference to us under the headings “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 16, 2009